Exhibit 3.23

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:03 PM 12/30/2014

FILED 01:03 PM 12/30/2014

SRV 141599615 - 3906141 FILE

CERTIFICATE OF MERGER

OF

SMI MERGER SUB, INC.

WITH AND INTO

SELECTABLE MEDIA INC.

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Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify that:

1. The constituent corporations (the “Constituent Corporations”) participating in the merger herein certified (the “Merger”) are:

a. SMI Merger Sub, Inc., which is incorporated under the laws of the State of Delaware (“Merger Sub”); and

b. Selectable Media Inc., which is incorporated under the laws of the State of Delaware (“Selectable”).

2. An Agreement and Plan of Merger, dated as of December 19, 2014, by and among Meredith Corporation, an Iowa corporation (“Purchaser”), Merger Sub, Selectable, the Controlling Sellers (as defined in the Merger Agreement) and the representative of the Controlling Sellers named therein (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 and 228 of the DGCL.

3. The name of the surviving corporation in the Merger is Selectable Media Inc.

4. The certificate of incorporation of the surviving corporation at the effective time of the Merger shall be amended and restated as set forth on Exhibit A hereto, and as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or pursuant to the provisions of the laws of the State of Delaware.

5. The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of the State of Delaware.

6. An executed copy of the Merger Agreement is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

Selectable Media Inc.

c/o Meredith Corporation

1716 Locust Street

Des Moines, IA 50309

Attn: John Zieser

7. A copy of the Merger Agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of either of the Constituent Corporations.

IN WITNESS WHEREOF, Selectable Media Inc. has caused this Certificate to be executed by its duly authorized officer this 30th day of December, 2014.

SELECTABLE MEDIA INC.

By:	/s/ Matthew Minoff
Name: Matthew Minoff
Title: President and CEO

SIGNATURE PAGE TO CERTIFICATE OF MERGER

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SELECTABLE MEDIA INC.

ARTICLE I

The name of this corporation is Selectable Media Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares which the corporation shall have the authority to issue is One Hundred (100) shares of common stock, no par value.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

This Certificate shall become effective as of its filing with the Delaware Secretary of State.